Exhibit 99.1

Friday, July 26, 2013

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2013; DECLARES 28 CENT DIVIDEND

Lakeville, Conn., July 26, 2013 /GlobeNewswire …..Salisbury Bancorp, Inc. (“Salisbury”) NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2013.

Selected second quarter 2013 highlights

Net income available to common shareholders was $1,092,000, or $0.65 per common share, for the quarter ended June 30, 2013 (second quarter 2013), versus $890,000, or $0.53 per common share, for the quarter ended March 31, 2013 (first quarter 2013), and $1,069,000, or $0.63 per common share, for the quarter ended June 30, 2012 (second quarter 2012).

  Earnings per common share of $0.65 increased $0.12, or 22.6%, as compared to $0.53 for the first quarter 2013, and increased $0.02, or 3.2%, as compared to second quarter 2012.
  Tax equivalent net interest income increased $39,000, or 0.8%, versus first quarter 2013, and decreased $40,000, or 0.8%, versus second quarter 2012.
  Provision for loan losses for the second quarter was $240,000 versus $396,000 for the first quarter 2013 and $180,000 for second quarter 2012. Net loan charge-offs were $294,000, versus $70,000 for first quarter 2013 and $138,000 for second quarter 2012.
  Non-interest income increased $25,000, or 1.6%, versus first quarter 2013 and decreased $240,000, or 12.7%, versus second quarter 2012, which included $267,000 in gains on sale of securities.
  Non-interest expense decreased $95,000, or 2.0%, versus first quarter 2013 and $415,000, or 8.3%, versus second quarter 2012. Second quarter 2012 included non-recurring expenses totaling $591,000 which consisted of $341,000 in pension plan curtailment expense and $250,000 in litigation expense.
  Preferred stock dividends remained unchanged from the first quarter at $40,000 for second quarter 2013 and declined by $8,000 as compared with the second quarter 2012 dividend of $48,000.
  Non-performing assets increased $0.3 million, or 4.0%, to $9.6 million, or 1.6% of total assets, at June 30, 2013 versus March 31, 2013 and increased $1.2 million versus June 30, 2012. Accruing loans receivable 30-to-89 days past due decreased $0.5 million to $4.3 million, or 1.02% of gross loans receivable at June 30, 2013, versus March 31, 2013 and increased $1.8 million versus June 30, 2012.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Our second quarter operating results reflect a consistent net interest rate margin and improvement in operating efficiency as compared to first quarter 2013. I’m pleased to report that our second quarter 2013 earnings per share of $0.65 represent a 3.2% increase over second quarter 2012 results.

The current interest rate environment continues to impart pressure on our net interest margin, and competition for quality loans remains vigorous. While the low overall interest rate environment has encouraged mortgage activity, the rise in interest rates late in the quarter has slowed the volume of refinancing activity. Our origination and sale of mortgages during second quarter 2013 totaled $5 million of fixed rate mortgage loans. This volume represented a decrease of $4 million from first quarter 2013, and represented a decrease of approximately $7 million over second quarter 2012.

Past due loans at June 30, 2013 decreased 2.7% from second quarter 2012. We continue to balance the active administration of our past due loans while supporting our small business and retail customers as they navigate through these ongoing challenging economic times. We achieved solid revenue growth of Salisbury’s Trust and Wealth Advisory business for the second quarter 2013, which represented a 12% increase over second quarter 2012. We continue to consider our Trust and Wealth Advisory business to be an area of expertise which distinguishes Salisbury from its competition and we look to the continued growth of this business as a future source of non-interest revenue to enhance and diversify our revenue stream.”

Net Interest Income

Tax equivalent net interest income for second quarter 2013 increased $39,000, or 0.8%, versus first quarter 2013, and decreased $40,000, or 0.8%, versus second quarter 2012. Average total interest bearing deposits increased $4.9 million as compared with first quarter 2013 and increased $10.8 million, or 2.8%, as compared with second quarter 2012. Average earning assets increased $4.7 million as compared with first quarter 2013 and increased $1.5 million, or 0.2%, as compared with second quarter 2012. The net interest margin on a tax equivalent basis remained unchanged from first quarter 2013 at 3.54% and increased 1 basis point versus second quarter 2012 from 3.53%.

Non-Interest Income

Non-interest income increased $25,000, or 1.5%, versus first quarter 2013 and decreased $240,000, or 12.7%, versus second quarter 2012. Trust and Wealth Advisory revenues increased $99,000 versus first quarter 2013 and increased $89,000 versus second quarter 2012. The year-over-year revenue increase results from growth in managed assets and higher fees collected in second quarter 2013. Service charges and fees increased $59,000 versus first quarter 2013 and $28,000 versus second quarter 2012. Income from sales and servicing of mortgage loans in the second quarter decreased by $144,000 as compared to the first quarter 2013 and decreased $97,000 as compared to the second quarter 2012 due to interest rate driven fluctuations in the volume of fixed rate residential mortgage loan sales and mortgage servicing valuations. Mortgage loan sales totaled $5.1 million for second quarter 2013, $8.7 million for first quarter 2013 and $12.2 million for second quarter 2012. Second quarter 2013, first quarter 2013 and second quarter 2012 included mortgage servicing valuation benefit (impairment) charges of $1,000, $33,000 and ($10,000), respectively. Non-interest income for the second quarter 2012 included securities gain of $267,000 as a result of the sale of $2.5 million of US Treasury bonds, which partially offset non-recurring pension curtailment and litigation expenses. Other income includes income from bank owned life insurance and rental income.

Non-Interest Expense

Non-interest expense for second quarter 2013 decreased $95,000 versus first quarter 2013 and $415,000 versus second quarter 2012. Compensation and employee benefits increased $163,000 versus first quarter 2013, and decreased $107,000 versus second quarter 2012. Second quarter 2012 included pension plan curtailment expense of $341,000 from retiree lump-sum withdrawals. The current quarter includes benefit accrual adjustments and one-time expenses related to staffing changes. Premises and equipment remained unchanged versus first quarter 2013 and decreased $8,000 versus second quarter 2012. Data processing decreased $52,000 versus first quarter 2013 and $51,000 versus second quarter 2012. Professional fees decreased $71,000 versus first quarter 2013, and increased $6,000 versus second quarter 2012. First quarter 2013 included legal expenses and an executive search. Collections and OREO decreased $80,000 versus first quarter 2013, and decreased $281,000 versus second quarter 2012 due primarily to decreased litigation and OREO expense. Salisbury had $435,000 in foreclosed property at June 30, 2013. FDIC insurance decreased $11,000 versus first quarter 2013 and decreased $5,000 versus second quarter 2012. Remaining operating expenses decreased $44,000 versus first quarter 2013 and increased $36,000 versus second quarter 2012 due primarily to reductions in other administrative and operational expenses.

The effective income tax rates for second quarter 2013, first quarter 2013 and second quarter 2012 were 20%, 17% and 19%, respectively.

Loans

Net loans receivable increased $10.5 million during second quarter 2013 to $416.7 million at June 30, 2013, versus $406.3 million at March 31, 2013, and increased $39.5 million versus $377.2 million at June 30, 2012.

Asset Quality

Non-performing assets increased $0.3 million during second quarter 2013 to $9.6 million, or 1.6% of assets, at June 30, 2013, versus $9.3 million, or 1.5% of assets, at March 31, 2013, and increased $1.2 million versus $8.4 million, or 1.4% of assets, at June 30, 2012.

The $0.3 million increase in non-performing assets in second quarter 2013 resulted primarily from loans aggregating $1.2 million placed on non-accrual status and a $1.1 million increase in accruing loans 90+ days past due, offset in part by $0.2 million of loans returned to accrual status, $1.3 million in loan repayments and payoffs, $0.2 million in loan charge-offs and $0.3 million in OREO was sold.

Total impaired and potential problem loans decreased $1.2 million during second quarter 2013 to $26.2 million, or 6.2% of gross loans receivable, at June 30, 2013, versus $27.4 million, or 6.7% of gross loans receivable, at March 31, 2013, and decreased $1.6 million versus $27.8 million, or 7.3% of gross loans receivable, at June 30, 2012.

Accruing loans past due 30-to-89 days decreased $0.5 million due to resolution of troubled debt loans during second quarter 2013 to $4.3 million, or 1.02% of gross loans receivable, at June 30, 2013, and compares favorably to the prior quarter total of $4.7 million, or 1.15% of gross loans receivable, at March 31, 2013. Accruing loans past due 30-to-89 days increased $1.8 million as compared to June 30, 2012.

Provision for loan losses was $240,000 versus $396,000 first quarter 2013 and $180,000 for second quarter 2012. Net loan charge-offs were $294,000, $70,000 and $138,000, for the respective quarters. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained stable at 1.10% at June 30, 2013 versus 1.14% at March 31, 2013 and 1.11% at June 30, 2012.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2013 Salisbury’s Tier 1 leverage and total risk-based capital ratios were 10.23% and 16.48%, respectively, and the Bank’s Tier 1 leverage and total risk-based capital ratios were 8.48% and 13.72%, respectively, versus regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively.

At June 30, 2013, Salisbury’s assets totaled $601 million. Book value and tangible book value per common share were $32.45 and $26.30, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program and repaid the $8.8 million of capital received in 2009 from the U.S. Treasury’s Capital Purchase Program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $32.2 million and to augment its regulatory capital ratios.

Second quarter 2013 dividend on Common Shares

The Board of Directors of Salisbury, the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their July 26, 2013 meeting. The dividend will be paid on August 30, 2013 to shareholders of record as of August 9, 2013.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	June 30, 2013	December 31, 2012
ASSETS
Cash and due from banks	$10,284	$9,545
Interest bearing demand deposits with other banks	26,909	34,029
Total cash and cash equivalents	37,193	43,574
Securities
Available-for-sale at fair value	106,610	126,287
Federal Home Loan Bank of Boston stock at cost	5,340	5,747
Loans held-for-sale	864	1,879
Loans receivable, net (allowance for loan losses: $4,632 and $4,360)	416,729	388,758
Other real estate owned	435	244
Bank premises and equipment, net	11,288	11,520
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $1,856 and $1,745)	687	798
Accrued interest receivable	2,002	1,818
Cash surrender value of life insurance policies	7,416	7,295
Deferred taxes	285	—
Other assets	2,034	3,064
Total Assets	$600,712	$600,813
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$90,203	$98,850
Demand (interest bearing)	73,606	65,991
Money market	134,052	128,501
Savings and other	104,331	103,985
Certificates of deposit	89,848	93,888
Total deposits	492,040	491,215
Repurchase agreements	2,980	1,784
Federal Home Loan Bank of Boston advances	31,187	31,980
Deferred taxes	—	590
Accrued interest and other liabilities	3,016	3,247
Total Liabilities	529,223	528,816
Commitments and contingencies	—	—
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 3,000,000;
Issued: 1,710,121 and 1,689,691	171	169
Restricted Common Stock	(415)	—
Paid-in capital	13,668	13,158
Retained earnings	41,279	40,233
Accumulated other comprehensive income (loss), net	786	2,437
Total Shareholders' Equity	71,489	71,997
Total Liabilities and Shareholders' Equity	$600,712	$600,813

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended June 30,	Three months ended		Six months ended
(in thousands, except per share amounts)	2013	2012	2013	2012
Interest and dividend income
Interest and fees on loans	$4,470	$4,582	$8,899	$9,178
Interest on debt securities
Taxable	468	659	941	1,375
Tax exempt	478	510	966	1,044
Other interest and dividends	18	15	36	27
Total interest and dividend income	5,434	5,766	10,842	11,624
Interest expense
Deposits	488	623	978	1,290
Repurchase agreements	1	6	2	19
Federal Home Loan Bank of Boston advances	312	451	624	946
Total interest expense	801	1,080	1,604	2,255
Net interest income	4,633	4,686	9,238	9,369
Provision for loan losses	240	180	636	360
Net interest and dividend income after provision for loan losses	4,393	4,506	8,602	9,009
Non-interest income
Trust and wealth advisory	824	735	1,549	1,490
Service charges and fees	575	547	1,092	1,068
Gains on sales of mortgage loans, net	153	263	432	635
Mortgage servicing, net	8	(5)	34	(89)
Gains on securities, net	—	267	—	279
Other	90	83	169	166
Total non-interest income	1,650	1,890	3,276	3,549
Non-interest expense
Salaries	1,835	1,748	3,585	3,458
Employee benefits (1)	763	957	1,448	1,647
Premises and equipment	583	591	1,166	1,196
Data processing	367	418	787	821
Professional fees	309	303	689	616
Collections and OREO (2)	75	356	230	467
FDIC insurance	114	119	239	247
Marketing and community support	105	87	228	175
Amortization of intangibles	56	56	111	111
Other	403	390	832	788
Total non-interest expense	4,610	5,025	9,315	9,526
Income before income taxes	1,433	1,371	2,563	3,032
Income tax provision	289	254	476	666
Net income	$1,144	$1,117	$2,087	$2,366
Net income available to common shareholders	$1,092	$1,069	$1,985	$2,234

Basic earnings per common share	$0.65	$0.63	$1.18	$1.32
Diluted earnings per common share	0.65	0.63	1.18	1.32
Common dividends per share	0.28	0.28	0.56	0.56

(1) Included pension plan curtailment expense of $341,000 for the three and six month periods ended June 30, 2012.

(2) Included litigation expense of $294,000 and $340,000, respectively, for the three and six month periods ended June 30, 2012.

 Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012
Total assets	$600,712	$597,343	$600,813	$611,037	$600,857
Loans receivable, net	416,729	406,258	388,758	377,377	377,212
Total securities	111,950	124,004	132,034	131,412	141,409
Deposits	492,040	487,773	491,215	490,206	477,910
FHLBB advances	31,187	31,574	31,980	42,392	42,801
Shareholders’ equity	71,489	72,206	71,997	70,374	69,126
Wealth assets under management	402,897	404,211	388,113	388,807	372,506
Non-performing loans	9,204	8,585	9,860	9,229	8,409
Non-performing assets	9,639	9,297	10,104	9,870	8,409
Accruing loans past due 30-89 days	4,271	4,718	5,629	3,152	2,459
Net interest and dividend income	4,634	4,603	4,434	4,572	4,686
Net interest and dividend income, tax equivalent	4,942	4,903	4,709	4,847	4,982
Provision for loan losses	240	396	380	330	180
Non-interest income	1,650	1,625	1,877	1,887	1,890
Non-interest expense	4,610	4,705	5,334	4,693	5,025
Income before income taxes	1,433	1,127	597	1,436	1,371
Income tax provision	289	187	26	296	254
Net income	1,144	940	571	1,140	1,117
Net income available to common shareholders	1,092	890	531	1,094	1,069

Per share data
Basic and diluted earnings per common share	$0.65	$0.53	$0.31	$0.65	$0.63
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	32.45	32.88	33.14	32.18	31.44
Tangible book value per common share - Non-GAAP (1)	26.30	26.70	26.85	25.86	25.09

Weighted average equivalent common shares outstanding, diluted	1,710	1,701	1,690	1,690	1,689
Common shares outstanding at end of period	1,710	1,709	1,690	1,690	1,690

Profitability ratios
Net interest margin (tax equivalent)	3.54%	3.54%	3.32%	3.39%	3.53%
Efficiency ratio (2)	68.88	70.91	71.41	66.05	66.39
Non-interest income to operating revenue	25.03	26.08	29.74	29.21	25.73
Effective income tax rate	20.17	16.59	4.32	20.63	18.54
Return on average assets	0.74	0.61	0.35	0.71	0.72
Return on average common shareholders’ equity	7.81	6.46	3.85	8.05	8.10

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.29%	0.07%	0.21%	0.38%	0.15%
Non-performing loans to loans receivable, gross	2.19	2.09	2.51	2.43	2.21
Accruing loans past due 30-89 days to loans receivable, gross	1.02	1.15	1.44	0.83	0.65
Allowance for loan losses to loans receivable, gross	1.10	1.14	1.11	1.10	1.11
Allowance for loan losses to non-performing loans	50.32	54.59	44.22	45.28	50.04
Non-performing assets to total assets	1.60	1.56	1.68	1.62	1.40

Capital ratios
Common shareholders' equity to assets	9.24%	9.41%	9.32%	8.90%	8.84%
Tangible common shareholders' equity to assets - Non-GAAP (1)	7.62	7.78	7.69	7.28	7.18
Tier 1 leverage capital	10.23	10.17	9.87	9.78	9.92
Total risk-based capital	16.48	16.47	16.63	17.00	16.65

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and nonrecurring pension plan curtailment and litigation expenses.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012
Shareholders' Equity	$71,489	$72,206	$71,997	$70,374	$69,126
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	55,489	56,206	55,997	54,374	53,126
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(687)	(742)	(798)	(853)	(909)
Tangible Common Shareholders' Equity	$44,973	$45,635	$45,370	$43,692	$42,388
Total Assets	$600,712	$597,343	$600,813	$611,037	$600,857
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(687)	(742)	(798)	(853)	(909)
Tangible Total Assets	$590,196	$586,772	$590,186	$600,355	$590,119
Common Shares outstanding	1,710	1,709	1,690	1,690	1,690

Book value per Common Share – GAAP	$32.45	$32.88	$33.14	$32.18	$31.44
Tangible book value per Common Share - Non-GAAP	26.30	26.70	26.85	25.86	25.09

Common Equity to Assets – GAAP	9.24%	9.41%	9.32%	8.90%	8.84%
Tangible Common Equity to Assets – Non-GAAP	7.62	7.78	7.69	7.28	7.18

Non-interest expense	$4,610	$4,705	$5,334	$4,693	$5,025
Less: Amortization of core deposit intangibles	(56)	(56)	(56)	(56)	(56)
Less: Foreclosed property expense	(14)	(20)	(125)	(39)	7
Less: Nonrecurring expenses
Pension plan curtailment	—	—	—	—	(341)
FHLBB prepayment fee	—	—	(450)	—	—
Litigation	—	—	—	(150)	(250)
Operating Expenses	$4,540	$4,629	$4,703	$4,448	$4,385
Net interest and dividend income, tax equivalent	$4,942	$4,903	$4,709	$4,847	$4,983
Non-interest income	1,650	1,625	1,877	1,887	1,890
Less: Gains on securities, net	—	—	—	—	(267)
Operating Revenue	$6,592	$6,528	$6,586	$6,734	$6,606
Efficiency Ratio	68.88%	70.91%	71.41%	66.05%	66.39%